Exhibit 99.1

Company Contact:	Investor Contact:
Robert Stern (ras@micruscorp.com)	Jody Cain (jcain@lhai.com)
President and Chief Operating Officer	Bruce Voss (bvoss@lhai.com)
Micrus Endovascular Corporation	Lippert/Heilshorn & Associates, Inc.
(408) 433-1400	(310) 691-7100
MICRUS ENDOVASCULAR REPORTS 18% THIRD QUARTER REVENUE GROWTH
Conference Call Begins at 10:30 a.m. Eastern Time Today
SAN JOSE, Calif. (February 7, 2008) — Micrus Endovascular Corporation (Nasdaq: MEND) today announced financial results for the three and nine months ended December 31, 2007.
Micrus reported revenues of $18.3 million for the third quarter of fiscal 2008, an increase of 18% compared with revenues of $15.5 million for the third quarter of fiscal 2007. Revenues for the third quarter of fiscal 2008 from the Americas increased 7% to $9.0 million and revenues from Europe increased 37% to $6.1 million, both compared with the third quarter of fiscal 2007. Revenues from Asia Pacific increased 20% to $3.2 million, and included sales of $3.0 million to Micrus’ distributor in Japan, compared with revenues of $2.7 million for the comparable quarter in fiscal 2007, which included sales of $2.4 million to Micrus’ distributor in Japan.
“We continue to drive top-line growth by commercializing innovative new products, increasing our per-procedure revenue and expanding geographically,” said John Kilcoyne, Chairman and CEO of Micrus Endovascular. “Our revenues for the quarter grew 18% through a combination of improved procedure volumes in North America, approval to market our stretch-resistant coils in Japan and strong coil sales in Europe.
“Our assertion that innovation is rewarded in the neurointerventional market is supported by the fact that 24% of our third quarter revenues came from products we introduced during the prior 24 months,” he added. “Notable among these is our Cashmere™ microcoil system for the treatment of complex cerebral aneurysms introduced last May, which represented 13% of our third quarter revenues. Additionally, the ENZOTM microcatheter as anticipated has provided us access to new accounts and opportunities to sell the full range of Micrus products. The ENZO allows for in vivo repositioning of the catheter within the aneurysm, and is now fully launched in North America and is currently being introduced in Europe.
“We were exceptionally pleased with the December approval of our stretch-resistant microcoils in Japan, and we shipped $3 million in product to our Japanese distributor last quarter,” added Mr. Kilcoyne. “More recently, we took another important step toward building our product platform in the ischemic market with the licensing of the F.A.S.T. Funnel Catheter and clot retrieval system. The F.A.S.T. System provides a fundamental platform for the delivery and recovery of neurovascular blood clots, and can potentially be used as an atraumatic delivery and recovery platform for other ischemic technologies.”
Third Quarter Financial Results
Gross margin for the third quarter of fiscal 2008 was 72%, compared with 73% in the third quarter of fiscal 2007. The decrease was primarily due to higher sales to Micrus’ distributor in Japan. Non-cash stock-based compensation expense included in cost of goods sold was $105,000 and $64,000 for the third quarters of fiscal 2008 and 2007, respectively.

Research and development (R&D) expenses for the third quarter of fiscal 2008 were $5.6 million, compared with $1.8 million for the comparable period in the prior fiscal year. The increase was mainly due to a charge of $3 million for in-process research and development in connection with the acquisition of ReVasc Technologies Inc., as well as increased headcount and product testing. Non-cash stock-based compensation expense included in R&D was $151,000 and $55,000 for the third quarters of fiscal 2008 and 2007, respectively. In the third quarter of fiscal 2008, approximately 9% of Micrus’ R&D costs were attributable to Micrus’ new subsidiary, Micrus Design Technology Inc. (MDT), which was formed in November 2006 in connection with the acquisition of VasCon, LLC.
Sales and marketing expenses for the third quarter of fiscal 2008 were $7.5 million, up from $6.0 million for the third quarter of fiscal 2007. The increase was mainly due to higher personnel and travel costs related to increased headcount, an increase in product marketing costs, an increase in sales incentives because of higher sales and changes in the sales compensation structure and an increase in stock-based compensation expense. Non-cash stock-based compensation expense included in sales and marketing was $382,000 and $190,000 for the third quarters of fiscal 2008 and 2007, respectively.
General and administrative expenses for the third quarter of fiscal 2008 were $6.1 million, compared with $5.3 million for the third quarter of fiscal 2007. The increase was mainly due to higher finance and administrative personnel costs due to increased headcount, as well as an increase in stock-based compensation expense. Non-cash stock-based compensation expense included in general and administrative was $684,000 and $418,000 for the third quarters of fiscal 2008 and 2007, respectively. In the third quarter of fiscal 2008, approximately 7% of Micrus’ general and administrative costs were attributable to MDT.
The net loss for the third quarter of fiscal 2008 was $5.7 million, or $0.37 per share on 15.5 million weighted-average shares outstanding. The net loss for the third quarter of fiscal 2008 included $1.3 million, or $0.09 per share, of non-cash stock-based compensation expense. The net loss for the third quarter of fiscal 2007 was $1.0 million, or $0.07 per share on 14.8 million weighted-average shares outstanding. The net loss for the third quarter of fiscal 2007 included $727,000, or $0.05 per share, of non-cash stock-based compensation expense.
Financial Results for the First Nine Months of Fiscal 2008
For the nine months ended December 31, 2007, revenues increased 16% to $49.5 million from $42.8 million in the comparable prior-year period, reflecting higher sales of microcoil and non-embolic products. Gross margin for the nine months ended December 31, 2007 was 76%, up from 73% in the comparable prior-year period. Operating expenses for the first nine months of fiscal 2008 were $49.3 million, compared with $37.4 million in the prior-year period.
The net loss for the nine months ended December 31, 2007 was $10.1 million, or $0.66 per share on 15.4 million weighted-average shares outstanding. The net loss included $3.5 million, or $0.23 per share, of non-cash stock-based compensation expense. This compares with a net loss of $4.1 million, or $0.28 per share on 14.5 million weighted-average shares outstanding, in the comparable prior-year period. The net loss for the nine months ended December 31, 2006 included $1.6 million, or $0.11 per share, of non-cash stock-based compensation expense.
As of December 31, 2007, Micrus had cash and cash equivalents of $25.3 million, compared with $34.5 million as of March 31, 2007. As of December 31, 2007, Micrus had stockholders’ equity of $52.1 million, working capital of $37.4 million and no long-term debt.

Fiscal 2008 Revenue Guidance
The Company expects fiscal 2008 revenues to be in the range of $65 million to $75 million, inclusive of sales to the Company’s Japanese distributor, representing growth of 11% to 28% compared with fiscal 2007 revenues. This guidance reflects the Company’s expectation of continued product approval delays in China, as well as uncertainty regarding possible approval delays in Japan for the Company’s Cerecyte® microcoils. This guidance also reflects the Company’s expectations that fiscal 2008 revenues will largely include sales of microcoils, with modest contribution from sales of non-embolic products.
Conference Call
Micrus management will host an investment-community conference call today beginning at 10:30 a.m. Eastern time (7:30 a.m. Pacific time) to discuss these results and answer questions. Individuals interested in participating in the conference call may do so by dialing (888) 803-8296 from the U.S., or (706) 679-0753 from outside the U.S. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company’s Web site at www.micruscorp.com.
A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 from the U.S., or (706) 645-9291 from outside the U.S., and entering reservation code 32587478. A webcast replay will be available for 30 days.
About Micrus Endovascular Corporation
Micrus develops, manufactures and markets both implantable and disposable medical devices used in the treatment of cerebral vascular diseases. We are developing products for the treatment of hemorrhagic and ischemic stroke. Both hemorrhagic and ischemic stroke are significant causes of death worldwide. Our product lines consist of endovascular systems that enable a physician to gain access to the brain in a minimally invasive manner through the vessels of the arterial system. Micrus also sells accessory devices and products used in neurovascular procedures. For more information, visit www.micruscorp.com.
Forward-Looking Statements
Micrus, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include the Company’s dependence upon the continued growth in embolic coiling as a procedure to treat cerebral aneurysms, the Company’s ability to obtain, and the timing of, regulatory approvals and clearances for its products, product enhancements or future products, the Company’s involvement in patent litigation with Boston Scientific Corporation, the Company’s limited operating history and history of significant operating losses, fluctuations in quarterly operating results, which are difficult to predict, the Company’s dependence on developing new products or product enhancements, challenges associated with complying with applicable state, federal and international regulations related to sales of medical devices and governing Micrus’ relationships with physicians and other consultants, the Company’s ability to compete with large, well-established medical device manufacturers with significant resources and other risks as detailed from time to time in risk factors and other disclosures in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, and other filings with the Securities and Exchange Commission. All forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.
[Tables to Follow]

MICRUS ENDOVASCULAR CORPORATION
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands)

	December 31,	March 31,
	2007	2007

ASSETS
Current Assets:
Cash and cash equivalents	$25,343	$34,536
Accounts receivable, net	10,984	8,168
Inventories	11,418	9,049
Prepaid expenses and other current assets	1,322	1,340
Deferred tax assets	45	102
Assets held for sale	1,146	—

Total current assets	50,258	53,195

Property and equipment, net	5,243	4,648
Goodwill	5,552	5,552
Intangible assets, net	7,589	9,405
Other assets	291	297

Total assets	$68,933	$73,097

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,738	$1,660
Accrued payroll and other related expenses	6,216	6,145
Accrued liabilities	4,893	6,288

Total current liabilities	12,847	14,093
Deferred tax liabilities	402	570
Other non-current liabilities	3,578	2,140

Total liabilities	16,827	16,803

Stockholders’ Equity:
Common stock	155	152
Additional paid-in capital	117,811	111,920
Deferred stock-based compensation	(25)	(164)
Accumulated other comprehensive loss	(624)	(512)
Accumulated deficit	(65,211)	(55,102)

Total stockholders’ equity	52,106	56,294

Total liabilities and stockholders’ equity	$68,933	$73,097

MICRUS ENDOVASCULAR CORPORATION
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2007	2006	2007	2006

Revenues	$18,343	$15,544	$49,495	$42,754

Cost of goods sold	5,049	4,192	11,935	11,348

Gross profit	13,294	11,352	37,560	31,406

Operating expenses:
Research and development	5,553	1,769	10,135	6,025
Sales and marketing	7,530	5,992	21,441	17,199
General and administrative	6,076	5,273	17,722	14,166

Total operating expenses	19,159	13,034	49,298	37,390

Loss from operations	(5,865)	(1,682)	(11,738)	(5,984)

Interest and investment income	304	426	1,015	1,211
Interest expense	—	(5)	(2)	(5)
Other income, net	67	221	427	554

Loss before income taxes	(5,494)	(1,040)	(10,298)	(4,224)
Provision for (benefit of) income taxes	210	(38)	(189)	(112)

Net loss	$(5,704)	$(1,002)	$(10,109)	$(4,112)

Net loss per share:
Basic and diluted	$(0.37)	$(0.07)	$(0.66)	$(0.28)

Weighted-average number of shares used in per share calculations:
Basic and diluted	15,516	14,766	15,399	14,466
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